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                                                                     EXHIBIT 99


CONTACT:
Jack Natili                                         direct phone:  803.748.2643
President and Chief Executive Officer                        fax:  803.748.2839
                                                     e-mail:  natij@seibels.com

FINANCE CONTACT:
Ken Marter                                          direct phone:  803.748.2767
Chief Financial Officer and Treasurer                        fax:  803.748.8393
                                                     e-mail:  martk@seibels.com

FOR IMMEDIATE RELEASE


                     THE SEIBELS BRUCE GROUP, INC. ANNOUNCES
                 SETTLEMENT OF GENERALI - U.S. BRANCH LITIGATION

Columbia, South Carolina, February 21, 2001 -- The Seibels Bruce Group, Inc. (OTC Bulletin Board: SBIG) today announced that it reached a settlement with Generali - U.S. Branch (Generali) for claims arising under a pre-acquisition relationship with Graward General Companies, Inc. (Graward), which The Seibels Bruce Group, Inc. (Seibels Bruce) acquired in May of 1998.

In the settlement, Generali agreed to dismiss its arbitration demand against Seibels Bruce. In exchange, Seibels Bruce agreed to pay Generali $1 million and provide it warrants for 150,000 shares of Seibels Bruce common stock.

"Given the fact that we have been able to settle two of our largest outstanding litigation issues within the last two month, additional resources can now be focused on our operations," stated Jack Natili, president and chief executive officer.

The Seibels Bruce Group, Inc. receives fee-based income through the NFIP, various state-sponsored insurance plans, claim administration and other insurance services. In addition, it is a provider of automobile and commercial lines property and casualty

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insurance products. Additional information about Seibels Bruce can be found on-line at http://www.seibels.com.

Certain items in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and as such involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Seibels Bruce or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Additional information concerning such matters is contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and other documents subsequently filed by the Company with the SEC, all of which are available from the SEC. Such forward-looking statements speak only as of the date of this press release. Seibels Bruce expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Seibels Bruce's expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

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